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                                                                   EXHIBIT 10.26


                                                   Premcor Inc.
                                                   1700 East Putnam, Suite 500
[LOGO]                                             Greenwich, CT  06870
                                                   Chicago Office (847) 252-2525
                                                   Chicago Fax (847) 252-2531


                                                   Richard C. Lappin


November 13, 2002

Mr. Thomas D. O'Malley
Horse Island, Mead Point
Greenwich, CT 06830

Dear Tom:

On January 30, 2002 you executed an employment agreement (the "Agreement") with the Company which provided a retirement benefit equal to six percent of the sum of Base Salary plus Annual Bonus for each fiscal year during the Employment Term (the "Retirement Benefit"). On April 2, 2002 the Board of Directors approved the Premcor Senior Executive Retirement Plan (the "SERP") and your participation under the SERP, the terms of which supercede and replace the Retirement Benefit provided in your Agreement.

At the Board of Directors meeting on September 10, 2002, management proposed and the Board approved a resolution to indefinitely suspend the SERP. During this suspension, no benefits will be accrued, but service time will count toward vesting of any benefit that may be earned in the future. No benefit will be earned, unless and until the SERP is reactivated.

If and when the financial condition of the company improves, the Board will consider reactivation of the SERP, but there is no assurance that the SERP will be reactivated.

During the period of this suspension and upon your acceptance as indicated below, the Company will provide for continuation of your group term life insurance and healthcare benefits for a period of three years in lieu of benefits formerly available under the SERP in the event your employment is terminated by the Company other than for Cause, by your resignation for Good Reason, by your termination due to disability or death or by the Company's election not to extend the Employment Term. If your employment is terminated by the Company for Cause, you resign without Good Reason or you elect not to extend the Employment Term, you will not be eligible for these benefits.

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Your acceptance of this letter shall serve as your consent to the termination of the Retirement Benefit defined in your Agreement, the suspension of the SERP and the provision of continued life insurance and healthcare benefits in lieu of the benefits provided in the SERP. This letter shall also serve as a waiver by you of the termination of your Retirement Benefit and suspension of the SERP as a purported breach of your Agreement.

Please execute one copy of this letter and return it to James R. Voss, Senior Vice President and Chief Administrative Officer.


Sincerely,


/s/ RICHARD C. LAPPIN
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Richard C. Lappin
Chairman, Compensation Committee
Board of Directors of Premcor Inc.


Agreed and Accepted:


/s/ THOMAS D. O'MALLEY                             November 13,2002
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Thomas D. O'Malley                                 Date


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